DUMOULIN BLACK L L P
BARRISTERS & SOLICITORS
10th Floor 595 Howe Street
Vancouver BC Canada V6C 2T5
www.dumoulinblack.com

Telephone No.	(604) 687-1224
Facsimile No.	(604) 687-3635

September 21, 2007

Leading Brands, Inc.
Suite 1800, 1500 West Georgia Street
Vancouver, BC V6G 2Z6

Attention: Marilyn Kerzner

Dear Ms. Kerzner:

Re: Leading Brands, Inc. (the "Company") - Registration Statement on Form F-3

We have acted as corporate counsel in British Columbia to Leading Brands, Inc. (the "Company"), a company existing under the Business Corporations Act (British Columbia), in connection with the registration by the Company, pursuant to a registration statement (the "Registration Statement") on Form F-3 filed with the Securities and Exchange Commission (the "Commission") under the United States Securities Act of 1933, as amended (the "Securities Act"), of up to 3,300,001 common shares of the Company (the "Shares"), up to 1,650,001 common shares issuable on the exercise of share purchase warrants of the Company (the "Warrants") and up to 167,000 common shares issuable upon exercise of share purchase warrants of the Company issued to a placement agent (the "Broker Warrants"). Each of the Warrants entitles the holder to acquire, at an exercise price of US$3.95, one additional common share of the Company from February 9, 2008 to February 9, 2013, and each of the Broker Warrants entitles the holder to acquire, at an exercise price of US$3.95, one additional common share of the Company from March 20, 2008 to February 9, 2013.

This opinion is being delivered pursuant to Item 601(b)(5) of Regulation S-K, in connection with the Registration Statement to which this opinion appears as an exhibit.

We have examined the Registration Statement and, for the purposes of this opinion, we have also examined the originals or duplicates, or certified, conformed, telecopied or photostatic copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have considered necessary or relevant for the purposes of this opinion. With respect to the accuracy of factual matters material to this opinion, we have relied upon certificates or comparable documents and representations of public officials and of officers and representatives of the Company.

In giving this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as duplicates or certified, conformed, telecopied or photostatic copies and the authenticity of the originals of such latter documents.

We are qualified to express opinions only with respect to the laws of the Province of British Columbia and the federal laws of Canada applicable therein. We express no opinion on the laws of any jurisdiction other than the Province of British Columbia and the federal laws of Canada applicable therein.

Based and relying upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares have been, and the common shares of the Company issuable on due exercise of the Warrants and the Broker Warrants will be, on receipt in full of payment therefor, validly issued, as fully paid and non-assessable shares of the Company.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the prospectus included in the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours truly,

"s/ DUMOULIN BLACK LLP"